HUBCO, Inc. and Subsidiaries Savings and
                                 Investment Plan

                            SUMMARY PLAN DESCRIPTION









                                    May 1995

                            SUMMARY PLAN DESCRIPTION

                                TABLE OF CONTENTS

                                                                         PAGE

I        INTRODUCTION........................................................
         ------------

II       PLAN DATA...........................................................
         ---------
         Agent For Service of Legal Process..................................
         Effective Date......................................................
         Employer............................................................
         Plan Administrator..................................................
         Plan Year...........................................................
         Trustee.............................................................
         Type of Administration..............................................

III      DEFINITIONS.........................................................
         -----------
         Break In Service....................................................
         Compensation........................................................
         Disability..........................................................
         Effective Date......................................................
         Elective Deferral...................................................
         Entry Date..........................................................
         Family Member.......................................................
         Highly Compensated Employee.........................................
         Hour of Service.....................................................
         Maternity/Paternity Leave...........................................
         Normal Retirement Age...............................................
         Spouse..............................................................
         Year of Service.....................................................

IV       ELIGIBILITY REQUIREMENTS AND PARTICIPATION..........................
         ------------------------------------------

V        EMPLOYEE CONTRIBUTIONS..............................................
         ----------------------
         Elective Deferrals..................................................
         Voluntary Contributions.............................................
         Rollover And Transfer Contributions.................................

VI       EMPLOYER CONTRIBUTIONS..............................................
         ----------------------
         Contribution Formula................................................
         Eligibility For Allocation..........................................

VII      GOVERNMENT REGULATIONS..............................................
         ----------------------

VIII     PARTICIPANT ACCOUNTS................................................
         -------------------

IX       VESTING.............................................................
         -------
         Determining Vested Benefit..........................................
         Payment of Vested Benefit...........................................
         Loss of Benefits....................................................
         Reallocation of Forfeiture..........................................
         Reemployment........................................................

X        TOP-HEAVY RULES.....................................................
         ---------------

XI       RETIREMENT BENEFITS AND DISTRIBUTIONS...............................
         -------------------------------------
         Retirement Benefits.................................................
         Distributions During Employment.....................................
         Hardship Withdrawals................................................
         Beneficiary.........................................................
         Death Benefits......................................................
         Form of Payment.....................................................
         Rollover of Payment.................................................
         Time of Payment.....................................................
         Joint and Survivor Annuity Rules....................................

XII      INVESTMENTS.........................................................
         -----------
         Trust Fund..........................................................
         Investment Responsibility...........................................
         Employee Investment Direction.......................................
         Participant Loans...................................................

XIII     ADMINISTRATION......................................................
         --------------
         Plan Administrator..................................................
         Trustee.............................................................

XIV      AMENDMENT AND TERMINATION...........................................
         -------------------------

XV       LEGAL PROVISIONS....................................................
         ----------------
         Rights of Participants..............................................
         Fiduciary Responsibility............................................
         Employment Rights...................................................
         Benefit Insurance...................................................
         Claims Procedure....................................................
         Assignment..........................................................
         Questions...........................................................
         Conflicts With Plan.................................................

I        INTRODUCTION

         Your Employer has established a retirement plan to help supplement your retirement income. Under the program, the Employer makes contributions to a Trust Fund which will pay you a benefit at retirement. Details about how the Plan works are contained in this summary. While the summary describes the principal provisions of the Plan, it does not include every limitation or detail. If there is a discrepancy between this booklet and the official Plan document, the Plan document shall govern. You may obtain a copy of the Plan document from the Plan Administrator. The Plan Administrator may charge a reasonable fee for providing you with the copy.

II       PLAN DATA

         A.       Agent For Service Of Legal Process:  The Employer

         B.       Effective  Date:          The Effective Date
                                            of the  original  Plan  was  July 1,
                                            1984;  the  Effective  Date  of  the
                                            amended Plan is January 1, 1987. The
                                            Plan was additionally  amended as of
                                            October 1, 1994.

         C.       Employer:                 HUBCO, INC.
                  Address:                  1000 MacArthur Boulevard
                                            Mahwah, NJ 07430
                  Telephone No.:            (201) 236-2660
                  Tax I.D. No.:             22-2405746
                  Plan No.:                 003

                  The following Employers will also participate in this Plan:

                  HUB Financial Services, Inc.
                  Hudson United Bank, Inc.

         D.       Plan Administrator:       The Employer has
                                            been  designated  to  serve  as Plan
                                            Administrator.

         E.       Plan  Year:               The  12-month   period
                                            beginning on January I and ending on
                                            December 31.

         F.       Trustee:                  HUDSON UNITED BANK
                  Address:                  455 Prospect Avenue
                                            West Orange, NJ            07052
                  Telephone No.:            (201) 243-8977

         G.       Type Of Administration:  Trust Fund

III.     DEFINITIONS

         A. Break In Service. A 12 consecutive month period during which you are not credited with or are not paid for more than 500 hours. If you go into the military service of the United States, you are not considered terminated as long as you return to work within the time required by law. If you separate from employment and incur a Break in Service, all contributions to your various accounts are suspended. [See special rules relating to maternity and paternity leave below. Also, see Section VI(B) to determine your eligibility to share in the Employer's Contribution if you separate from employment, but do not incur a Break in Service.] If a Break in Service occurs and you return to full time employment with the Employer, your rights are explained in the section entitled "Vesting".

         B. Compensation. Your total salary, pay, or earned income from the Employer as reflected on tax Form W-2, even if not subject to withholding taxes when earned. Compensation will include amounts received by you during the Plan Year and earned while a Participant. Compensation shall include amounts deferred under 401(k) plans and Section 125 cafeteria plans. Compensation shall be limited to $200,000 as adjusted for inflation. For Plan Years beginning in 1994, Compensation shall be limited to $150,000 as adjusted for inflation. Prior to October 1, 1994, Compensation for Elective Deferrals, Matching Contributions, Qualified Non-Elective, and Discretionary Contributions shall include overtime, bonuses, commissions, and all fringe benefits.

         C. Disability. A potentially permanent illness or injury, as certified to by a physician who is approved by the Employer, which prevents you from engaging in work for which you are qualified for a period of at least 12 months.

         D. Effective Date. The date on which the Plan starts or an amendment is effective.

         E. Elective Deferral. Employer contributions made to the Plan at your election, instead of being given to you in cash as part of your salary. You can elect to defer a portion of your salary, instead of receiving it in cash, and your Employer will contribute it to the Plan on your behalf.

         F. Entry Date. Your Entry Date will be the earlier of the first day of the Plan Year or the first day of the seventh month of the Plan year coinciding with or following the date on which you satisfy the eligibility requirements.

         G. Family Member. The Spouse or lineal ascendant or descendant (or Spouse thereof) of either a more than 5% owner of the Employer or one of the ten highest compensated Highly Compensated Employees of the Employer.

         H. Highly Compensated Employee. Any Employee who during the current or prior Plan Year (1) was a 5% owner, (2) received more than $75,000 in compensation as adjusted for inflation
                   (3) received more than $50,000 in compensation as adjusted for inflation and was in the top 20% of Employees when ranked by compensation, or (4) was an officer receiving more than $45,000 in compensation as adjusted for inflation. Family members of any 5% owner, or Highly Compensated Employee in the group of the ten Employees with the greatest Compensation, will be combined as if they were one person for purposes of Compensation and contributions. If you are not currently or never were Highly Compensated, or a family member of a Highly Compensated Employee, you are a Non-highly Compensated Employee.

         L. Hour Of Service. You will receive credit for each hour you are (1) paid for being on your job, (2) paid even if you are not at work (vacation, sickness leave of absence, or disability), or (3) paid for back pay if hours were not already counted. A maximum of 501 hours will be credited for any year you are not at work but are paid. Hours of Service will be calculated based on actual hours you are entitled to payment. Your Hours of Service with Pan American National Bank, Meadowlands National Bank, Washington Savings Bank, Pilgrim State Bank, Shoppers Charge Accounts, Co. are included for eligibility and vesting in this Plan.

         I. Maternity/Paternity Leave. You may be eligible for additional Hours of Service if you leave employment, even if temporarily, due to childbirth or adoption. If this is the case, you will be credited with enough hours (up to 501) of service to prevent a Break in Service, either in the year you leave employment or the following year. For example, if you have 750 Hours of Service when your child is born, you would not get any more hours credited for that Plan Year since you do not have a Break in Service. Therefore, if you do not return to employment the following year, you will get 501 Hours of Service so you will not have a Break in Service in that year. Alternatively, if you do return the following year, but work only 300 hours, you will receive an additional 201 hours in order to prevent a break. These Hours of Service for maternity or paternity leave must all be used in one Plan Year. They are used only to prevent a Break in Service and not for calculating your Years of Service for eligibility, vesting or benefits.

         K.        Normal Retirement Age. The attainment of age 65.

         L. Spouse. The person to whom you are or were legally married, or your common law Spouse if common law marriage is recognized by the state in which you live. A former Spouse may be treated as a "Spouse" under this definition if recognized as such under a Qualified Domestic Relations Order as explained at Section XV(F) of this Summary Plan Description.

         M.        Year Of Service.

                   Contribution:

                   For purposes of determining whether or not you are entitled to have a contribution allocated to your account, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with at least 1000 Hours of Service.

                   Vesting:

                   For purposes of determining whether or not you are vested in your account balance, a Year of Service is a 12-consecutive month period, which is the same as the Plan Year, during which you are credited with 1000 Hours of Service.

IV      ELIGIBILITY REQUIREMENTS AND PARTICIPATION

         The Service requirement for entry into the Plan is six months of Service. Employees hired on or after January 1, 1995, additionally, need to attain age 21 in order to enter the Plan. The Plan will not cover Employees covered by a collective bargaining agreement.

         Your  participation in the Plan will begin on the Entry Date defined at
         Section III.

V        EMPLOYEE CONTRIBUTIONS

         A.       Elective Deferrals

                  You, as an eligible Employee, may authorize the Employer to withhold from 3% up to 15% of your Compensation and to deposit such amount in the Plan fund. Effective January 1, 1995, you are eligible to defer from 2% up to 12% of your Compensation into the Plan. However, the total amount withheld by the Employer for your taxable year shall not exceed $7,000 as adjusted for inflation. If you participate in a similar plan of an unrelated employer and your Elective Deferrals under this Plan and the other plan exceed the $7,000 limit for a given year, you must designate one of the Plans as receiving an excess amount. If you choose this Plan as the one receiving the excess, you must notify the Plan Administrator by March 1 of the following year so that the excess and any income thereon may be returned to you by April 15. You may increase, decrease, or terminate your Elective Deferral percentage on the first day of the Plan Year and on the first day of the seventh month of the Plan Year.

                  If you terminate contributions, you may not reinstate payroll withholding until the first day of the next Plan Year. The Employer may also reduce or terminate your withholding if required to maintain the Plan's qualified status.

         B.       Voluntary Contributions

                  You may make personal after-tax contributions to the Plan in any amount. Voluntary Contributions are not tax deductible, but the investment earnings are tax deferred until paid to you under the terms of the Plan.

         C.       Rollover And Transfer Contributions

                  Rollover and Transfer Contributions are permitted. You may make a Rollover or Transfer Contribution prior to becoming a Participant.

                  A rollover or transfer of your retirement benefits may originate from another qualified retirement plan or special individual retirement arrangement (known as a "conduit" IRA) to this Plan. If you have already received a lump-sum payment from another qualified retirement plan, or if you received payment from another qualified plan and placed it in a separate "conduit" IRA, you may be eligible to redeposit that payment to this Plan. The last day you may make a Rollover Contribution to this Plan is the 60th day after you receive the distribution from the other plan or IRA. A transfer occurs when the trustee of the old plan transfers your assets to this Plan. If you believe you qualify for a transfer or rollover, see the Plan Administrator for more details.

VI       EMPLOYER CONTRIBUTIONS

         A.       Contribution Formula

                  Elective Deferrals:

                  The Employer will contribute all Compensation which you elect to defer to the Plan within the limits outlined in Section V(A).

                  Matching Contributions:

                  The Employer will contribute an amount equal to 50% of your Elective Deferrals and 50% of your Voluntary Contributions. The Employer shall not match your Elective Deferrals that are in excess of 6% of your Compensation. The Employer shall not match your Voluntary Contributions that are in excess of 6% of your Compensation.

                  Effective January 1, 1995, the Employer will contribute an amount equal to 75% of your Elective Deferrals and 75% of your Voluntary Contributions. The Employer shall not match your Elective Deferrals that are in excess of 6% of your Compensation. The Employer shall not match your Voluntary Contributions that are in excess of 6% of your Compensation.

                  Effective October 1, 1994, the Employer reserves the right to make an additional Matching Contribution which shall not exceed 6% of your Compensation. The percentage of such contribution shall be set prior to the end of the Plan Year.

                  The Employer has the right to designate all or a portion of the Matching Contributions as "Qualified". To the extent Matching Contributions are so designated, they are nonforfeitable and may not be withdrawn from the Plan prior to separation from Service.

                  Employer Matching Contributions will only be made on Elective Deferrals made to the Plan. The time period which will be used for determining the amount of Matching Contributions owed shall be monthly.

                  Qualified Non-Elective Contributions:

                  Effective October 1, 1994, the Employer may also contribute an additional amount determined in its sole judgment. This additional contribution, if any, will be allocated to only Non-highly Compensated Participants, in proportion to each eligible Employee's Compensation as a ratio of all eligible Employees' Compensation. These Contributions will be nonforfeitable and subject to withdrawal restrictions.

                  Discretionary:

                  Effective October 1, 1994, the Employer may also contribute an additional amount determined in its sole judgment. Such additional contribution, if any, shall be allocated to each Participant in proportion to his or her Compensation for the Plan Year while a Participant.

         B.       Eligibility For Allocation

                  Except for top-heavy minimum contributions, which are allocated in accordance with Section X, the Employer's Contribution will be made to all Participants who are employed at the end of the Plan Year provided that the Participant has completed a Year of Service during the Plan Year.

                  The Employer shall also make matching and other related contributions as indicated below to Employees who terminate during the Plan Year as a result of:

                  Matching          Other

                  x                            (i)      Retirement.

                  x                            (ii)     Disability.

                  x                            (iii)    Death.

                  x                            (iv)     Other termination of
                                                        employment even though
                                                        the Participant has not
                                                        completed a Year of
                                                        Service.

                  Effective October 1, 1994, the Employer shall also make matching and other related contributions as indicated below to Employees who terminate during the Plan Year as a result of:

                  Matching          Other

                  x                 x          (i)      Retirement.

                  x                 x          (ii)     Disability.

                  x                 x          (iii)    Death.

                  x                 x          (iv)     Other termination of
                                                        employment even though
                                                        the Participant has not
                                                        completed a Year of
                                                        Service.

VII      GOVERNMENT REGULATIONS

         The federal government sets certain limitations on the level of contributions which may be made to a Plan such as this. There is also a "percentage" limitation which means that the percentage of Compensation which you may contribute (both Elective Deferrals and Voluntary Contributions) depends on the average percentage of Compensation that the other Participants are contributing. Simply stated, all
         Participants are divided into 2 categories: Highly Compensated and Non-highly Compensated and the average for each group is calculated. The average contribution that the Highly Compensated may make is based on the average contribution that the Non-highly Compensated make. If a Highly Compensated Participant is contributing more than he or she is allowed, the excess, plus or minus any gain or loss, will be returned or recharacterized as Voluntary Contributions. Keep in mind that if you are a 5% owner of the business or one of the ten highest paid Highly Compensated employees, certain family members' contribution percentages and Compensations will be combined with yours for purposes of determining your contributions under the Plan.

VIII     PARTICIPANT ACCOUNTS

         The Employer will set up a record keeping account in your name to show the value of your retirement benefit. The Employer will make the following additions to your account:

         A.        your   allocated   share  of  the   Employer's   Contribution
                   (including your Elective Deferrals),

         B. the amount of your personal Employee Voluntary Contributions, Transfer Contributions and Rollover Contributions, if any, and

         C. your share of investment earnings and appreciation in the value of investments.

         The Employer will make the following subtractions from your account:

         D.        any withdrawals or distributions made to you,

         E. your share of investment losses and depreciation in the value of investments, and

         F. your share of administrative fees and expenses paid out of the Plan, if applicable.

         The Employer will value your account on a quarterly basis and will provide you with a statement of amount activity at least once annually. Effective October 1, 1994, your account will be valued on a daily basis and the Employer will provide you with a statement of activity at least once annually.

IX       VESTING

         A.        Determining Vested Benefit

                  Vesting refers to your earning or acquiring a nonforfeitable right to the full amount of your account. Any Elective Deferrals, Qualified Matching Contributions, Voluntary Contributions, Rollover Contributions, Transfer Contributions, plus or minus any earnings or losses, are always 100% vested and cannot be forfeited for any reason. Any Employer contribution not listed in the previous sentence, and the earnings or losses thereon, will vest in accordance with the following table:

                                Years of Service
                  -------------------------------------------------------------
                                  1   2   3   4   5
                                 --  --  --  --  --
                                 0%  0%  0%  0%  100%

                  Effective January 1, 1995, any Employer contribution not listed on the previous page, and the earnings or losses thereon, will vest in accordance with the following table:

                                Years of Service
                  -------------------------------------------------------------
                                  1   2   3   4   5
                                 --  --  --  --   --
                                 0%  25% 50% 75% 100%

                  You are considered to have completed 1 Year of Service for purposes of vesting upon the completion of 1000 Hours of Service at any time during a Plan Year. Service prior to age 18 is not counted for purposes of vesting.

                  You automatically become fully vested, regardless of the vesting table, upon attainment of Normal Retirement Age, upon retirement due to disability, upon death, or upon termination of the Plan.

         B.       Payment Of Vested Benefit

                  If you separate from Service before your retirement, death or Disability, you may request early payment of your vested benefit by submitting a written request to the Plan Administrator. If your vested account balance at the time of termination exceeds $3,500, you may defer the payment of your benefit until April 1 of the calendar year following the calendar year during which you attain age 70-1/2. The portion of your account balance to which you are not vested is called a "forfeiture" and remains in the Plan to reduce the Employer's Contribution for the year.

         C.       Loss Of Benefits

                  There are only two events which can cause the loss of all or a portion of your account. One is termination of employment before you are 100% vested according to the vesting provisions described at IX(A) and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

         D.       Reallocation of Forfeiture

                  If you receive the vested portion of your account upon separation from service, the Employer will forfeit and reallocate the nonvested portion of your account on the Valuation Date immediately following the date of payment of your vested account balance.

         E.       Reemployment

                  If you terminate service with your Employer, then are later reemployed, you will become a Participant as of the earlier of the next Valuation Date or the next Entry Date [see Section III] following your return to employment. If you are not a member of a class of employees eligible to participate in the Plan and later become a member of the eligible class, you will participate upon reaching the next Entry Date if you have satisfied the minimum age and service requirements. Should you become ineligible to share in future Contributions and forfeitures because you are no longer a member of an eligible class, you shall again share upon your return to an eligible class. All years of prior Service will be counted when calculating your vested percentage in your new amount balance. The following rules apply in connection with reemployed Participants.

                   (a)     Terminated  Partially  Vested  Participants.  If  you
                           terminate employment and receive payment of your partially vested interest and are reemployed prior to incurring five consecutive one-year Breaks in Service, you have the right to buy back the nonvested portion of your account if it was forfeited. If your nonvested balance was not forfeited it will still be part of your account and the buy back is not necessary. If a buy back is necessary to regain the forfeiture, you must redeposit the amount paid to you without interest within five years of your date of reemployment. If you do not repay the amount you received, the nonvested portion of your Employer account will be permanently forfeited. Whether you repay or not, your prior Service will count toward vesting service for future Employer contributions.

                           For example, assume that you terminate your job with your current Employer. At the time of termination you had accrued a total benefit of $10,000 under the retirement Plan. Although this amount had been allocated to your account, you were only 40% vested in that amount when you left. You decided to take a distribution of your vested account balance (40% of $10,000, or $4,000) when you quit. The nonvested balance of your account ($6,000) was forfeited. Three years later, you became reemployed by the same Employer. Since you were reemployed within 5 years, you have the right to repay the $4,000 distribution you received when you quit. You would have to repay the $4,000 within 5 years of being rehired. If you do so, the nonvested portion of your account ($6,000) will be restored to your account. After restoration, you will be vested in 40% of this account but your vested percentage will increase based on your Years of Service after your reemployment. Your prior Service will always count towards vesting of Employer Contributions which you receive after reemployment, whether or not you decide to repay and restore your prior account.

                   (b) Terminated Nonvested Participants. If you were not vested in any portion of your Employer Contribution account prior to your separation from service and are reemployed before incurring five consecutive one-year Breaks in Service, you will be credited for vesting with all pre-break and post-break service. Your prior unpaid amount balance will automatically be restored and you will continue to vest in that account. If you are reemployed after incurring five consecutive one-year Breaks in Service, you will lose your prior account balance, but your pre-break Years of Service will count towards vesting in your new account balance.

X        TOP-HEAVY RULES

         A top-heavy plan is one in which more than 60% of the contributions or benefits are attributable to "key employees", such as owners, officers and stockholders. The Plan Administrator is responsible for determining each year if the Plan is "top-heavy". If the Plan becomes top-heavy, special rules apply to the allocation of the Employer's contribution. These special rules require that only Participants who are not key employees will generally receive an allocation of the Employer's contribution equal to 3% of compensation, or if less, the greatest percentage allocated to the account of any key employee. Non-key Employees who are Participants are entitled to receive this minimum allocation upon completing at least one Hour of Service in the top-heavy Plan Year provided they are employed on the last day of the Plan Year. The Employer's minimum contribution will be satisfied by the Retirement Plan for Non-Bargaining Employees of HUBCO, Inc.

         The following vesting schedule shall apply for the Plan Year the Plan becomes top-heavy, for any type of Employer Contribution, unless the Employer has already elected a faster schedule:


                                Years of Service
         ----------------------------------------------------------------------
                               1   2   3    4    5    6
                              --  --  --   --   --   --
                              0%  20% 40%  60%  80%  100%



XI       RETIREMENT BENEFITS AND DISTRIBUTIONS

         A.       Retirement Benefits

                  The full value of your account balance is payable at your Normal Retirement Age, even if you continue to work, or you may defer payment until April 1 following the year you reach age 70-1/2. If you work beyond your Normal Retirement Age, you will continue to fully participate in the Plan.

         B.       Distributions During Employment

                  Benefits  attributable  to  Employer   Contributions  are  not
                  payable prior to your separation from Service.

                  If applicable, benefits attributable to your Voluntary Contributions under the Plan plus any rollovers are available for withdrawal upon request to the Plan Administrator. Transfers Contributions may be withdrawn only if they originate from plans meeting certain safe harbor provisions.

         C.       Hardship Withdrawals

                  You may file a written request for a hardship withdrawal of the portion of your account balance attributable to Elective Deferrals and certain Employer Contributions to the extent vested. Earnings on Elective Deferrals up to the last day of the Plan Year prior to July 1, 1989 may be included in any hardship withdrawal but earnings on Elective Deferrals after that date may not be included. You must generally have your Spouse's written consent for a hardship withdrawal unless you are advised otherwise by the Plan Administrator. Prior to receiving a hardship distribution, you must take any other distribution and borrow the maximum non-taxable loan amount allowed under this and other plans of the Employer. Note, however, that if the effect of the loan would be to increase the amount of your financial need, you are not required to take the loan. For example, if you need funds to purchase a principal residence, and a plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan. Hardship withdrawals may be authorized by the Employer for the following reasons:

                   (a)     to assist  you in  purchasing  a  personal  residence
                           which  is  your  primary  place  of  residence   (not
                           including mortgage payments),

                   (b) to assist you in paying tuition expenses for you, your Spouse, or your dependents, for the next twelve months of post-secondary education,

                   (c) to assist you in paying expenses incurred or necessary on behalf of you, your Spouse, or your dependents for hospitalization, doctor or surgery expenses which are not covered by insurance, or

                   (d) to prevent your eviction from or foreclosure on your principal residence.

                  Any hardship distribution is limited to the amount needed to meet the financial need. Hardship withdrawals must be approved by the Employer and will be administered in a nondiscriminatory manner. Such withdrawals will not affect your eligibility to continue to participate in Employer Contributions to the Plan. Your right to make Voluntary Contributions and Elective Deferrals shall be suspended for twelve months. Any withdrawals you receive under these rules may not be recontributed to the Plan and may be subject to taxation, as well a an additional 10% penalty tax if the withdrawal is received before you reach age 59-1/2. These payments shall also be subject to a mandatory 20% withholding for income tax purposes.

         D.       Beneficiary

                  Every Participant or former Participant with plan benefits may designate a person or persons who are to receive benefits under the Plan in the event of his or her death. The designation must be made on a form provided by and returned to the Plan Administrator. You may change your designation at any time. If you are married, your beneficiary will automatically be your Spouse. If you and your Spouse wish to waive this automatic designation, you must complete a beneficiary designation form. The form must be signed by you and your Spouse in front of a Plan representative or a Notary Public.

         E.       Death Benefits

                  In the event of your death, the full value of your account is payable to your beneficiary in a lump sum, or if permitted, in installments payable over any period which does not exceed the life expectancy of your beneficiary. The benefit may also be paid in the form of an annuity. If you die after benefit payments have started under an installment option and after the attainment of age 70-1/2, your beneficiary will continue to receive payments in accordance with the payment option you selected.

         F.       Form Of Payment

                  When benefits become due, you or your representative should apply to the Employer requesting payment of your account and specifying the manner of payment. If you are married and your account balance exceeds $3,500, the normal or automatic form of payment is a joint and survivor annuity with a percentage of your benefit continuing to your Spouse upon your death. If you are not married, the normal form of benefit is a life annuity based on your life expectancy. If you do not wish to receive the normal form of payment when your payments are due to start, you may request to receive your benefit in any of the optional forms indicated:

                            lump sum.
                            installment payments.
                            a joint and 50% survivor annuity.

                  In some cases, election of one of the optional forms of payment will require the written consent of your Spouse. Also, payments may not be made over a period which exceeds the life expectancy of you and your beneficiary. The Plan Administrator will advise you if any special rules apply in connection with the payments of your benefits.

         G.       Rollover of Payment

                  If your benefits quality as eligible rollovers, you have the option of having them paid directly to you, when they become due, or having them directly rolled over to another qualified plan or an IRA. If you do not choose to have the benefits directly rolled over, the Plan is required to automatically withhold 20% of your payment for tax purposes. If you do choose to have the payment made to you, you still have the option of rolling over the payment yourself to a qualified plan or an IRA within sixty days (first check with a tax advisor to make sure it is an eligible rollover). However, 20% of your payment will still be withheld. The following example illustrates how this works:

                  For example, if you have $100,000 in your vested account balance and choose to have the payment of your benefits made directly to an IRA or another qualified plan, the entire $100,000 will be transferred to the trustee of the other plan or the IRA, and you will treat the entire amount as a rollover on your tax return so that you will not pay taxes on the entire amount. If you choose not to have the amount transferred directly to an IRA or qualified plan, 20% or $20,000 will automatically be withheld from your payment. Thus, you will receive only $80,000 as a distribution of your benefits. In order to roll the entire amount over into your IRA, you would have to come up with $20,000 out of your own pocket to make up the difference. If this is done, the $20,000 which was withheld may be returned when you file your taxes at the end of the year. However, if you are unable to produce the extra cash, the rollover amount will only be $80,000, and the other $20,000 which was withheld will be treated as taxable income to you. If you are under age 59 1/2 when you receive your benefit payment, the withheld amount will also be subject to the 10% early distribution penalty.

                  Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding. They are as follows:

                  1.       annuities paid over life;
                  2.       installments for a period of at least 10 years; and
                  3.       minimum required distributions at age 70 1/2.

                  There are also several operational exceptions and a "de minimis" "exception for payments of less than $200. Also Employee Voluntary contributions are not eligible for rollover.

         H.       Time Of Payment

                  If you terminate for any reason, payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is otherwise payable.

         I.       Joint and Survivor Annuity Rules

                  Retirement Benefits

                  If the benefit under the Plan is payable in the form of an annuity, the Plan is subject to the joint and survivor annuity rules. Under these rules, there are two automatic methods of payment for vested Participants depending on your marital status. If you do not choose another form of payment (such as a lump sum or installments), the normal form of payment is a straight life annuity if you are not married at your retirement date, or a qualified joint and survivor annuity if you are married. Under a straight life annuity, you will receive equal monthly payments for as long as you live. No further payments will be made after your death. Under a qualified joint and survivor annuity, you will receive a reduced benefit each month for your lifetime. After you die, 50% of that amount will be paid each month to your Spouse for his or her lifetime. The amount of your monthly benefit is reduced under a joint and survivor annuity because it is expected that payments will be made over two lifetimes instead of one. You may choose another form of payment by filling out the proper form and returning it to the Plan Administrator. In order to choose another form of payment or a beneficiary other than your Spouse, you must make a proper election, with your Spouse's written consent. Such election must be witnessed by a Notary Public. Written notice of these rules will be provided to you on a timely basis.

                  Death Benefits

                  If you die while still employed by the Employer, or die after you retire or terminate employment but before benefit payments start, your surviving Spouse will be entitled to a life annuity based on one half of the value of your account. These payments will continue for your spouse's lifetime unless he or she chooses to accelerate such payments. Again, you and your Spouse can waive this coverage by obtaining the proper form from the Plan Administrator and completing it.

XII      INVESTMENTS

         A.       Trust Fund

                  The monies contributed to the Plan may be invested in any security or form of property considered prudent for a retirement plan. Such investments include, but are not limited to, common and preferred stocks, exchange traded put and call options, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills, or insurance contracts. An institutional Trustee may invest in its own deposits or those of affiliates which bear a reasonable interest rate, or in a group or collective trust maintained by such Trustee.

         B.       Investment Responsibility

                  The Plan's assets are held by the Trustee who is identified in Section H of this Summary. The Trustee is responsible for the safekeeping of plan assets and for the investment management of such assets unless the Employer elects to direct investments, appoints an outside investment manager or permits Participants to direct the investment of their individual accounts.

         C.       Employee Investment Direction

                  Participants may direct the investments of their accounts among any allowable investments. The investment funds available to you and the procedures for making an election are shown in a separate Investment Election Form which can be obtained from the Plan Administrator. You may change your investment selection and move monies from one fund to another in accordance with the rules established by the Plan Administrator.

         D.       Participant Loans

                  Participant loans are permitted under the Plan. In order to get a loan from the Plan, you must make application to the Plan Administrator. Loans must be approved by the Plan Administrator and are subject to a strict set of rules established by law. The rules are covered in a separate Loan Application Form and Promissory Note Form. Then Forms are available from the Plan Administrator.

XIII     ADMINISTRATION

         The Plan will be administered by the following parties:

         A.       Plan Administrator

                  The Employer is the party who has established the Plan and who has overall control and authority over administration of the Plan. The Employer's duties as Plan Administrator include:

                   (a) appointing the Plan's professional advisors needed to administer the Plan including, but not limited to, an accountant, attorney, actuary, or administrator,

                   (b) directing the Trustee with respect to payments from the Fund,

                   (c) communicating with Employees regarding their participation and benefits under the Plan, including the administration of all claims procedures and domestic relations orders,

                   (d) filing any returns and reports with the Internal Revenue Service, Department of Labor, or any other governmental agency,

                   (e)     reviewing  and   approving  any  financial   reports,
                           investment reviews, or other reports prepared by any party appointed by the Employer,

                   (f) establishing a funding policy and investment objectives consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974, and

                   (g)     construing   and   resolving  any  question  of  Plan
                           interpretation.      The     Plan     Administrator's
                           interpretation and application thereof is final.

         B.       Trustee

                  The Trustee shall be responsible for the administration of investments held in the Fund. These duties shall include:

                   (a)     receiving contributions under the terms of the Plan,

                   (b)     investing     Plan    assets    unless     investment
                           responsibility is delegated to another party by the Employer,

                   (c)     making distributions from the Fund in accordance with
                           written   instructions   received   from   the   Plan
                           Administrator,

                   (d)     keeping   accounts  and  records  of  the   financial
                           transactions of the Fund, and

                   (a) rendering an annual report of the Fund showing the financial transactions for the Plan Year.

XIV      AMENDMENT AND TERMINATION

         The Employer may amend the Plan at any time, provided that no amendment will divert any part of the Plan's assets to any purpose other than for the exclusive benefit of you and the other Participants in the Plan or eliminate an optional form of distribution. The Employer may also terminate the Plan. In the event of a full termination, all amounts credited to your account will be fully vested and will be paid to you. Depending on the facts and circumstances, a partial termination may be found to occur where a significant number of Employees are terminated by the Employer or excluded from Plan participation. In case of a partial termination, only those affected will become 100% vested.

XV       LEGAL PROVISIONS

         A.       Rights Of Participants

                  As a Plan Participant, you have certain rights and protection under the Employee Retirement Income Security Act of 1974 (ERISA). The law says that you are entitled to:

                   (a) Examine, without charge, all documents relating to the operation of the Plan and any documents filed with the U.S. Department of Labor. These documents are available for review in the Employer's offices during regular business hours.

                   (b) Obtain copies of all Plan documents and other Plan information upon written request to the Employer. The Employer may make a reasonable charge for producing the copies.

                   (c) Receive from the Employer at least once each year a summary of the Plan's annual financial report.

                   (d) Obtain, at least once a year, a statement of the total benefits accrued for you, and your nonforfeitable (vested) benefit if any. The Plan provides that you will receive this statement automatically. If you are not vested, you may request a statement showing the date when your account will begin to become nonforfeitable.

                   (e) File suit in a federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of matters beyond the control of the Employer. If you are improperly denied access to information you are entitled to receive, the Employer may be required to pay up to $100 for each day's delay until the information is provided to you.

         B.       Fiduciary Responsibility

                  ERISA imposes obligations upon the persons who are responsible for the administration of the Plan. These persons are referred to as "fiduciaries." Fiduciaries must act solely in your interest as a Plan Participant and they must exercise prudence in the performance of their duties. Fiduciaries who violate ERISA may be removed and required to reimburse any losses they have caused you or your Plan.

         C.       Employment Rights

                  Participation in the Plan is not a guarantee of employment. However, the Employer may not fire you or discriminate against you to prevent you from becoming eligible for the Plan or from obtaining a benefit or exercising your rights under ERISA.

         D.       Benefit Insurance

                  You benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation since the law does not provide plan termination insurance for this type of Plan.

         E.       Claims Procedure

                  If you feel you are entitled to a benefit under the Plan, mail or deliver your written claim to the Plan Administrator. The Plan administrator will notify you, your beneficiary, or authorized representative of the action taken within 60 days of receipt of the claim. If you believe that you are being improperly denied a benefit in full or in part, the
                  Administrator must give you a written explanation of the reason for the denial. If the Administrator denies your claim, you may, within 60 days after receiving the denial submit a written request asking the Administrator to review your claim for benefits. Any such request should be accompanied by documents or records in support of your appeal. You, your beneficiary, or your authorized representative may review pertinent documents and submit issues and comments in writing. If you get no satisfaction from the Administrator, you have the right to request assistance from the U.S. Department of Labor or you can file suit in a state or federal court. Service of legal process may be made on the Plan Administrator at the address of the Employer. If you are successful in your lawsuit, the court may require the Employer to pay your legal costs, including your attorney's fees. If you lose, and the court finds that your claim is frivolous, you may be required to pay the Employer's legal fees.

         F.       Assignment

                  Your rights and benefits under this Plan cannot be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else except under a qualified domestic relations order or as provided by state law. A qualified domestic relations order (QDRO) is a court order issued under state domestic relations law relating to divorce, legal separation, custody, or support proceedings. The QDRO recognizes the right of someone other than you to receive your Plan benefits. You will be notified if a QDRO on your Plan benefits is received. Receipt of a qualified domestic relations order shall allow for an earlier than normal distribution to the person(s) other than the Participant listed in the order.

         G.       Questions

                  If you have any questions about this statement of your rights under ERISA, please contact the Employer or the Pension and Welfare Benefits Administration, Room N-5644, U.S. Department of Labor, 200 Constitution Ave., N.W., Washington, D.C. 20210.

         H.       Conflicts With Plan

                  This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included. Every attempt has been made to provide concise and accurate information. However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall prevail.